Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use of our report dated November 7, 2005 on the consolidated balance sheets of CGI Group Inc. as at September 30, 2005 and 2004 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended September 30, 2005 which appear in this Annual Report of CGI Group Inc. on Form 40-F for the year ended September 30, 2005.

We also consent to the incorporation by reference in Registration Statements (Nos. 333-112021, 333-13350, 333-66044 and 333-74932) of CGI Group Inc. on Form S-8 of our report dated November 7, 2005 appearing in the Annual Report on Form 40-F of CGI Group Inc. for the year ended September 30, 2005.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Independent Registered Chartered Accountants

December 23, 2005